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                           FOR: Fine Host Corporation

                         CONTACT: Betsy Brod/Karen Kruza
                                  Media:  Stan Froelich
                                  Morgan-Walke Associates, Inc.
                                  (212) 850-5600

FOR IMMEDIATE RELEASE

            FINE HOST TO RESTATE PRIOR PERIODS; INDEPENDENT DIRECTORS
                           TERMINATE CEO AND TREASURER

     Greenwich, CT, December 15, 1997 -- Fine Host Corporation (NASDAQ): FINE) announced on Friday, December 12, 1997 that certain expenses incurred during 1997 were incorrectly capitalized rather than expensed in the period in which they were incurred and, as a result, the Company will restate each of the first three quarters of 1997.

     Preliminary indications are that the accounting problems are not limited to the incorrect capitalization of expenses and that periods prior to 1997 will also need to be restated. Based on the review undertaken to date, the Board believes that it may take several weeks or more to determine the exact magnitude of the problems.

     The independent directors of the Board of Directors have terminated the employment of Richard E. Kerley, Chairman of the Board and Chief Executive Officer, and Nelson A. Barber, Senior Vice President and Treasurer. The Board of Directors expects to retain a crisis management firm and also expects to retain a separate forensic accounting firm to review past accounting practices.

     Fine Host Corporation provides food and beverage concession and catering services to more than 900 facilities, primarily through multi-year contracts in the following markets: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary school nutrition programs); the business dining market (corporate cafeterias, office complexes and manufacturing plants); the health care market (long-term care facilities and hospitals); and the corrections market (prisons and jails).

     This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties which are described in the Company's filings with the Securities and Exchange Commission. FOR: Fine Host Corporation